UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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SuccessFactors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2010

To Our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of SuccessFactors, Inc. to be held at our offices located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404, on Friday, May 21, 2010, at 8:00 a.m. Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of SuccessFactors by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Lars Dalgaard Founder, President and Chief Executive Officer

SuccessFactors, Inc.

1500 Fashion Island Blvd., Suite 300

San Mateo, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of SuccessFactors, Inc. will be held at our offices located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404, on Friday, May 21, 2010, at 8:00 a.m. Pacific Time, for the following purposes:

1. To elect three Class III directors of SuccessFactors, Inc., each to serve until the 2013 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. SuccessFactors’ Board of Directors intends to present the following nominees for election:

Douglas J. Burgum

Lars Dalgaard

Elizabeth A. Nelson

2. Reapproval of the Internal Revenue Code Section 162(m) provisions of our 2007 Equity Incentive Plan to preserve our ability to deduct for corporate income tax purposes compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code.

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 8, 2010 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Lars Dalgaard Founder, President and Chief Executive Officer

San Mateo, California

April 26, 2010

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SuccessFactors, Inc.

1500 Fashion Island Blvd., Suite 300

San Mateo, California 94404

PROXY STATEMENT

April 26, 2010

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of SuccessFactors, Inc., a Delaware corporation (“SuccessFactors”), for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404, on Friday, May 21, 2010, at 8:00 a.m. Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 29, 2010. An annual report for the year ended December 31, 2009 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and annual report are available at www.successfactors.com/investor/proxy.

THE MEETING

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 8, 2010, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 8, 2010, we had 72,377,907 shares of common stock outstanding and entitled to vote. Holders of SuccessFactors common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of “for” votes will be elected. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal.

The approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and voting affirmatively or negatively for the proposal. Because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of Proposal 2. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as all of the proposals to be voted on at the Annual Meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Although all of the proposals to be voted on at the Annual Meeting are considered “routine,” where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposals. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of SuccessFactors for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class III directors, as a vote “for” election to Class III of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by SuccessFactors. Following the original mailing of the proxies and other soliciting materials, SuccessFactors and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, SuccessFactors will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to SuccessFactors stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, SuccessFactors’ transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

SuccessFactors’ Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. The Class I directors consist of Messrs. McGlashan and Whorton; the Class II directors consist of Messrs. Dunn and Strohm; and the Class III directors consist of Messrs. Burgum and Dalgaard and Ms. Nelson.

The Class I directors will stand for reelection or election at the 2011 annual meeting of stockholders, and the Class II directors will stand for reelection or election at the 2012 annual meeting of stockholders. The Class III directors are standing for reelection at the Annual Meeting and will stand for reelection or election at the 2013 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to Class III is currently a director of SuccessFactors. If elected at the Annual Meeting, each of the nominees would serve until the 2013 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the three nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. SuccessFactors is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Each of our Board members has a broad range and depth of experience in the technology industry, whether in Senior Executive positions or serving as members of the board of directors of public or private technology companies. Many of our Board members also have extensive experience investing in public and private technology companies. We also believe that each of the directors possess other key attributes that are important to an effective board, including analytical skills, collaborative working style, and commitment to devoting significant time and energy to Board service. In addition to the above, we also considered the specific experience described in the biographies of each of our directors and nominees described below.

The names of the nominees for election as Class III directors at the Annual Meeting and of the incumbent Class I and Class II directors, and certain information about them, including their ages as of April 8, 2010, are included below.

Name	Age	Principal Occupation	Director Since
Nominees for election as Class III directors with terms expiring in 2013:
Douglas J. Burgum	53	Co-founder, Arthur Ventures	2007
Lars Dalgaard	42	Founder, President and Chief Executive Officer of SuccessFactors	2001
Elizabeth A. Nelson(1)(2)(4)	49	Consultant	2007

Incumbent Class I directors with terms expiring in 2011:
William E. McGlashan, Jr.(1)(2)(3)(4)	46	Partner and Managing Director, TPG Growth	2005
David G. Whorton(3)	43	Managing Director, Tugboat Ventures	2003

Incumbent Class II directors with terms expiring in 2012:
Eric C.W. Dunn(2)	52	Senior Vice President, Intuit Inc.	2004
David N. Strohm*(1)(3)	62	Venture Partner, Greylock Partners	2001

*	Chairperson of the Board
(1)	Member of our Nominating and Corporate Governance Committee.
(2)	Member of our Audit Committee.
(3)	Member of our Compensation Committee.
(4)	Member of our Mergers and Acquisitions Committee.

Lars Dalgaard founded SuccessFactors in May 2001 and has served as a director and our President and Chief Executive Officer since May 2001. From 1994 to 1998, Mr. Dalgaard served in various general management positions at Unilever N.V., a global packaged consumer and industrial goods company, in the Netherlands, Germany and Denmark. From 1991 until 1993, Mr. Dalgaard held various positions at Novartis (formerly known as Sandoz), a pharmaceutical company, including Sales Representative, Product Manager and Corporate Finance Controller, in the United States and Switzerland. Mr. Dalgaard holds a B.A. from Copenhagen Business School, Denmark and an M.S. from Stanford University Graduate School of Business as a Sloan Fellow.

David N. Strohm has served as a director since May 2001. He was appointed Chairperson of our Board of Directors in September 2005. Since January 2001, Mr. Strohm has been a Venture Partner of Greylock Partners, a venture capital firm, and from 1980 to 2001, Mr. Strohm was a General Partner of Greylock Partners. Mr. Strohm currently serves on the Boards of Directors of EMC Corporation and VMware, Inc. and several private companies. Mr. Strohm holds an A.B. from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Strohm brings extensive experience as a venture capital investor in a broad range of technology companies, as well as his board service on leading technology companies.

Douglas J. Burgum has served as a director since October 2007. From April 2001 to August 2007, Mr. Burgum served as Senior Vice President of the Microsoft Business Solutions group of Microsoft Corporation, a software company. From 1983 until its acquisition in April 2001 by Microsoft Corporation, Mr. Burgum served in various executive positions at Great Plains Software, Inc., a business-management software company, including President since March 1984, Chief Executive Officer since September 1991 and Chairman of the Board of Directors since January 1996. Mr. Burgum currently serves on the Advisory Board of Stanford University Graduate School of Business and is co-founder and Chairman of Arthur Ventures.

Mr. Burgum holds a Bachelor of University Studies degree from North Dakota State University and an M.B.A. from Stanford University Graduate School of Business. Mr. Burgum brings extensive operational and technology experience lending Great Plains through its eventual acquisition by Microsoft, and in his senior role at Microsoft.

Eric C.W. Dunn has served as a director since May 2004. Since March 2010, Mr. Dunn has served as Senior Vice President, Payments Initiatives at Intuit Inc., a business, financial management and tax solution software company. From June 2003 to March 2010, Mr. Dunn has been a General Partner of Cardinal Venture Capital, a venture capital firm. From August 2000 to June 2003, Mr. Dunn owned and operated Kingston Creek Ventures, a venture capital firm. From 1986 to 2000, Mr. Dunn served in a number of senior executive capacities at Intuit Inc., including Chief Financial Officer and Senior Vice President and Chief Technology Officer. Mr. Dunn currently serves on the Boards of Directors of TIBCO Software, Inc. and several private companies. Mr. Dunn holds a B.A. in physics from Harvard College and an M.B.A. from Harvard Business School. Mr. Dunn brings his extensive experience in founding and growing Intuit into a leading software company, as well as his investing experience through Cardinal Ventures.

William E. McGlashan, Jr. has served as a director since September 2005. Since April 2004, Mr. McGlashan has been a Partner and Managing Director of TPG Growth, LLC, a venture capital firm. From December 2001 to March 2004, Mr. McGlashan served as Chairman of the Board of Directors and Chief Executive Officer of Critical Path, Inc., a digital communications software company. Mr. McGlashan currently serves on the Boards of Directors of several private companies. Mr. McGlashan holds a B.A. in history from Yale University and an M.B.A. from Stanford University Graduate School of Business. Mr. McGlashan brings his experience running a technology company as well as his extensive experience with technology companies gained through his investments made at TPG.

Elizabeth A. Nelson has served as a director since September 2007. Since December 2005, Ms. Nelson has been an independent consultant to several private companies. From 1996 until its acquisition in December 2005 by Adobe Systems Incorporated, Ms. Nelson served in various executive positions at Macromedia, Inc., a multimedia software company, including Executive Vice President, Chief Financial Officer and Secretary since February 1998 and a member of the Board of Directors since January 2005. Prior to joining Macromedia, Ms. Nelson spent eight years at Hewlett-Packard Company, a computer-hardware company, where she held various positions in international finance and corporate development. Ms. Nelson served on the Board of Directors of CNET Networks, Inc. from December 2003 through July 2008 and currently serves on the Boards of Directors of Autodesk, Inc., Ancestry.com and several private companies. Ms. Nelson holds a B.S. in foreign service from Georgetown University and an M.B.A. from the Wharton School of the University of Pennsylvania. Ms. Nelson brings her deep operational experience in senior positions at leading technology companies.

David G. Whorton has served as a director since April 2003. In March 2006, Mr. Whorton founded Tugboat Ventures, a venture capital firm, and has been Managing Director since that time. From February 2003 to December 2005, Mr. Whorton was a Managing Director of TPG Ventures, a venture capital firm. Mr. Whorton founded Good Technology, Inc. and Mr. Whorton served as its Chief Executive Officer from January 2000 to December 2000. From December 2000 to May 2003, Mr. Whorton served as the Executive Chairman of Good Technology’s Board of Directors. From May 1997 to March 2000, Mr. Whorton was an Associate Partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Whorton holds an M.S. in mechanical engineering from the University of California, Berkeley and an M.B.A. from Stanford University Graduate School of Business. Mr. Whorton brings entrepreneurial experience gained through his founding of Good Technology, as well as his experience in the technology industry through his venture capital investing experience.

The Board of Directors recommends a vote FOR the election

of each of the nominated directors

Membership and Meetings of Board of Directors and Board Committees

Board of Directors

The rules of the NASDAQ Stock Market require that a majority of the members of our Board of Directors be independent. Our Board of Directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the NASDAQ Stock Market rules, and determined that six of our directors are independent under the rules of The NASDAQ Stock Market: Messrs. Burgum, Dunn, McGlashan, Strohm and Whorton and Ms. Nelson.

During 2009, the Board met 7 times and acted by unanimous written consent onetime. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Board Leadership Structure

The Board has determined that having an independent director serve as Chairman of the Board is in our best interests and those of our stockholders. Mr. Strohm serves as our Chairman of the Board and presides over meetings of the stockholders, the Board and the non-executive members of our Board and to hold such other powers and carry out such other duties as are customarily carried out by the Chairman of our Board. Mr. Strohm also chairs the Nominating and Corporate Governance Committee. We believe this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Generally, every regular meeting of our Board includes a meeting of our independent directors without management present.

Risk Management

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Nominating and Corporate Governance Committee, with the Audit Committee also involved in the oversight of risk as it relates to our financial reporting and internal controls and the Compensation Committee also involved in the oversight of risk as it relates to our compensation policies. However, the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from the members of management that are responsible for oversight of risk in various operational areas throughout our company.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Mergers and Acquisitions Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board. Each of these committees has adopted a written charter. Current copies of these charters are available on our website at www.successfactors.com.

Audit Committee

Our Audit Committee is currently comprised of Mr. Dunn, who is the chair of the Audit Committee, Mr. McGlashan and Ms. Nelson. The composition of our Audit Committee meets the requirements for independence under the current NASDAQ Stock Market rules and SEC rules and regulations. Each member of our Audit Committee is financially literate. Each of the members of, our Audit Committee is a financial expert, within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. All audit services and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Our Board of Directors adopted a charter for our Audit Committee, which is posted on our website. Our Audit Committee, among other things:

•	selects our independent registered public accounting firm to audit our financial statements;

•	helps ensure the independence of our independent registered public accounting firm;

•

discusses the scope and results of the audit with our independent registered public accounting firm, and reviews, with management and our independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considers the adequacy of our internal accounting controls and audit procedures; and

•	approves or, as permitted, pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm.

During 2009, the Audit Committee met in person or by telephone 12 times.

Compensation Committee

Our Compensation Committee is comprised of Mr. Strohm, who is the chair of the Compensation Committee, Mr. McGlashan and Mr. Whorton. Mr. McGlashan was appointed to the Compensation Committee in 2010. The composition of our Compensation Committee meets the requirements for independence under the current NASDAQ Stock Market rules and each member is an outside director under the applicable rules and regulations of the Internal Revenue Service. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to the compensation of our executive officers. Our Board of Directors adopted a charter for our compensation committee. Our Compensation Committee, among other things:

•	reviews the compensation of our executive officers;

•	administers our compensation and equity plans;

•	reviews and makes recommendations to our Board of Directors with respect to incentive compensation and equity plans; and

•	establishes and reviews general policies relating to the compensation and benefits of our employees.

During 2009, the Compensation Committee met in person or by telephone 20 times.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of Mr. Strohm, who is the chair of the Nominating and Corporate Governance Committee, Mr. McGlashan and Ms. Nelson. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under the current NASDAQ Stock Market rules and SEC rules and regulations. Our Board of Directors adopted a charter for our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee, among other things:

•	identifies, evaluates and recommends nominees to our Board of Directors and committees of our Board of Directors;

•	searches for appropriate directors;

•	evaluates the performance of our Board of Directors;

•	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviews related party transactions and proposed waivers of our code of conduct;

•	reviews developments in corporate governance practices; and

•	evaluates the adequacy of our corporate governance practices and reporting.

During 2009, the Nominating and Corporate Governance Committee met two times.

Mergers and Acquisitions Committee

The Mergers and Acquisitions Committee reviews acquisition and investment strategies and opportunities with management and also makes recommendations to the Board of Directors. This committee met by telephone five times during 2009.

Policy Regarding Stockholder Nominations

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director candidates. The Nominating and Corporate Governance Committee has established the following procedure for stockholders to submit director nominee recommendations:

•

If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to SuccessFactors’ Corporate Secretary at SuccessFactors’ principal executive offices, no later than the 120th calendar day before the date that SuccessFactors mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•

Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by SuccessFactors’ Corporate Secretary and as would be necessary to satisfy Securities Exchange Commission rules and SuccessFactors’ Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

The Nominating and Corporate Governance Committee will consider nominees based on SuccessFactors’ need to fill vacancies or to expand the Board, and also considers SuccessFactors’ need to fill particular roles on the Board or committees thereof, such as independent director, or Audit Committee financial expert. Other factors the Nominating and Corporate Governance Committee will consider in any such evaluation include:

•	the appropriate size of the Board and its committees;

•	the perceived needs of the Board for particular skills, background, and business experience;

•

the relevant skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee will also focus on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. Board members are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests SuccessFactors and its stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time during the last fiscal year ever been an officer or employee of our company or any of its subsidiaries, and none have had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2009.

PROPOSAL 2 — REAPPROVAL OF THE INTERNAL REVENUE CODE SECTION 162(m) PROVISIONS OF OUR 2007 EQUITY INCENTIVE PLAN TO PRESERVE OUR ABILITY TO DEDUCT FOR CORPORATE INCOME TAX PURPOSES COMPENSATION THAT QUALIFIES AS PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(m)

OF THE INTERNAL REVENUE CODE

Our 2007 Equity Incentive Plan, or the Plan, was adopted by our Board of Directors and approved by our stockholders and became effective in connection with our initial public offering. The Plan provides for: (i) the granting to our employees (including officers and employee directors), or employees of a parent or subsidiary of ours, of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code; and (ii) the granting to employees, officers, employee and non-employee directors, consultants and advisors of nonqualified stock options, or NQSOs, shares of restricted stock, stock bonus awards, stock appreciation rights and restricted stock units.

We believe that our future success and our ability to remain competitive are dependent on our continuing to recruit, retain and motivate highly skilled management, professionals and engineers. Competition for these people in our industry is intense. Traditionally, a cornerstone of our method for attracting and retaining top caliber employees has been our equity-based compensation programs, including the grant of stock options and other equity awards under the Plan. Allowing employees to participate in owning shares of our common stock helps align the objectives of our stockholders and employees and is important in attracting, motivating and retaining the highly skilled personnel that are essential to our success.

Proposal

In January 2010, our Board directed us to submit the material terms of the Plan to our stockholders for reapproval for purposes of Section 162(m) of the Code, or Section 162(m). The material terms of the Plan are described below under “Summary of the 2007 Equity Incentive Plan.” No changes are being proposed with regard to the terms of the Plan at this time.

We are asking our stockholders to approve the material terms of the Plan as they relate to Section 162(m) to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m). Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer and our three other most highly compensated officers, but excluding our Chief Financial Officer (referred to in the Code as “covered persons”) to the extent that any of these persons receive more than $1.0 million in compensation in any single year. However, if compensation qualifies as “performance-based” for Section 162(m) purposes, we may deduct it for federal income tax purposes, even if it exceeds $1.0 million in a single year. In order for future awards under the Plan to qualify as performance-based compensation, our stockholders must approve the provisions to the Plan that specify the types of performance criteria that may be used as performance factors under the Plan and limit the number of securities that may be granted to any individual in any single year.

We believe that we must retain the flexibility to respond to changes in the market for top executive officers and offer compensation packages that are competitive with those offered by others in our industry. In the event we are motivated by competitive forces to offer compensation in excess of $1.0 million to covered persons, our Board believes it would be in our best interests and those of our stockholders to be able to deduct such compensation for federal income tax purposes.

In order to comply with the stockholder approval requirements of Section 162(m), if stockholder approval of this proposal is not obtained, we will not make any further grants under the Plan to covered persons, until such time, if any, as stockholder approval of a subsequent similar proposal is obtained.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR REAPPROVAL OF THE

SECTION 162(m) LIMITS OF OUR 2007 EQUITY INCENTIVE PLAN.

Summary of 2007 Equity Incentive Plan

Background. The 2007 Plan became effective on the date of our initial public offering, and will terminate on October 31, 2017, unless terminated earlier by our Board of Directors. The plan authorizes the award of stock options, restricted stock awards, stock appreciation rights, restricted stock units and stock bonuses.

Administration. Our 2007 Plan is administered by the compensation committee of our Board, each member of which is an outside director as defined under Section 162(m) of the Code. Our compensation committee has the authority to interpret the 2007 Plan and any agreement entered into under the 2007 Plan, grant awards and make all other determinations for the administration of the 2007 Plan. Our compensation committee may at any time reprice or exchange stock options or stock appreciation rights, but not other types of awards without prior stockholder approval, provided that the terms of any repricing satisfy the requirements of Section 409A of the Code and any other applicable legal requirements.

Eligibility. All of our employees, consultants and directors are eligible to receive awards under the 2007 Plan, except only employees may receive incentive stock options. As of the record date, there were approximately 723 employees and 6 non-employee directors who would be eligible to participate in the 2007 Plan. Our compensation committee determines which of our employees, consultants and directors will be granted awards. No employee or consultant is entitled to participate in the 2007 Plan as a matter of right nor does any such participation constitute assurance of continued employment. Only those employees, directors (apart from our non-employee directors) and consultants who are selected to receive grants by our compensation committee may participate in the 2007 Plan.

Discretionary Stock Option Awards. With respect to stock options, our 2007 Plan provides for the grant of both incentive stock options that qualify for favorable tax treatment under Section 422 of the Code for their recipients and nonqualified stock options. Incentive stock options may be granted only to our employees or employees of any of our subsidiaries. Under our 2007 Plan, no more than 50,000,000 shares could be issued pursuant to the exercise of incentive stock options. Nonqualified stock options, and all awards other than incentive stock options, may be granted to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant. Nonqualified stock options and restricted stock generally will, but need not, be granted with an exercise price at least equal to the fair market value of our common stock on the date of grant. The maximum permitted term for stock options granted under our 2007 Plan is ten years.

Grants to Non-Employee Directors. Unless the Board determines not to make such grants, the 2007 Plan currently provides for two forms of automatic nonqualified stock option grants to non-employee directors: an initial option grant and annual option grants. We grant an initial option to purchase 30,000 shares of our common stock when a non-employee director first becomes a member of our Board, which vests in eight equal quarterly installments over 24 months. This initial option grant is made on the first trading date following the date of the annual meeting of stockholders at which such non-employee director is elected to the Board. Each of our non-employee directors also receives an annual option grant to purchase 15,000 shares of our common stock, which vests in four equal quarterly installments over 12 months. Annual option grants to non-employee directors are made on the first trading date following the date of the annual meeting of stockholders. In addition, our Board has discretion to determine the value, number and type of equity awards (other than incentive stock options) granted to non-employee directors from time to time.

The initial option grants and annual option grants to non-employee directors have an exercise price per share equal to the fair market value of a share of our common stock on the date of grant and expire on the earlier to occur of (i) the seventh anniversary from the date of grant or (ii) the third anniversary of the date such non-employee director no longer provides services to us. In all cases, vesting of stock options held by non-employee directors is accelerated in full immediately prior to a “Corporate Transaction” (see the description under “Adjustments Upon Changes in Capitalization”).

Restricted Stock Awards. A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions. The price of a restricted stock award will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting ceases on the date the participant no longer provides services to us and unvested shares are forfeited to us in the case of shares issued at no cost, or subject to repurchase by us at the original issue price for shares sold by us.

Stock Bonuses. Stock bonuses are granted as additional compensation for performance, and therefore, are not issued in exchange for cash.

Stock Appreciation Rights. Stock appreciation rights provide for a payment, or payments, in cash or shares of common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise over the stated exercise price up to a maximum amount of cash or number of shares. Stock appreciation rights may vest based on time or achievement of performance conditions. Unless otherwise determined by the compensation committee at the time of award, vesting ceases on the date the participant no longer provides services to us.

Restricted Stock Units. Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment or failure to achieve certain performance conditions. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement, we will deliver to the holder of the restricted stock unit whole shares of our common stock, cash or a combination of our common stock and cash. Unless otherwise determined by the compensation committee at the time of award, vesting ceases on the date the participant no longer provides services to us.

Transferability of Awards. Awards granted under the 2007 plan generally may not be transferred in any manner other than by will or by the laws of descent and distribution.

Shares Subject to the 2007 Plan. As of March 31, 2010, there were options to purchase 12,532,857 shares of our common stock outstanding under the 2007 Plan and 4,284,112 shares reserved for future issuance. The number of shares reserved for future issuance is increased by any shares that are forfeited or no longer issuable under stock options still outstanding under our now-terminated 2001 Stock Option Plan. In addition, under the terms of our 2007 Plan, the number of shares of our common stock reserved for grant and issuance under the 2007 Plan increases automatically on January 1 of each of the years starting from 2009 through 2017 by an amount equal to the lesser of 5% of our total issued and outstanding shares as of the immediately preceding December 31st or the number of shares determined by our Board. Our Board or compensation committee may reduce the amount of any increase in any particular year. For 2010, the automatic increase equaled 2,500,000 shares, or approximately 3.5% of our outstanding common stock. As of the record date, we had a total of approximately 723 employees who are eligible to participate in the 2007 Plan. The closing price of our stock on April 23, 2010 was $22.58.

Shares available for grant and issuance under our 2007 Plan include:

•	shares of our common stock issuable upon exercise of an option or stock appreciation right that is terminated or cancelled before the option or stock appreciation right is exercised;

•	shares of our common stock subject to awards granted but forfeited or repurchased by us at the original issue price;

•	shares of our common stock subject to awards surrendered pursuant to an exchange program initiated by our Board or compensation committee; and

•	shares of our common stock subject to awards that otherwise terminate without shares being issued.

During any calendar year, no existing employee will be eligible to receive more than 2,000,000 shares, or, in the case of a new employee during the calendar year in which he or she first commences employment, 4,000,000 shares under our 2007 Plan.

Adjustments Upon Changes in Capitalization. In the event of any dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of assets to our stockholders or any other change affecting our common stock, our compensation committee will make appropriate adjustments in the number and type of shares of stock subject to the 2007 Plan, the terms and conditions of any award outstanding under the 2007 Plan, and the grant or exercise price of any such award.

In the event of a “Corporate Transaction,” each outstanding award may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding award shall accelerate (in other words, become exercisable immediately in full) if the successor corporation refuses to assume the awards, or to substitute substantially equivalent awards or there is no successor corporation, unless the Board, in its sole discretion determines not to accelerate any or all of the awards. Under the 2007 Plan, a “Corporate Transaction” is generally defined as:

•	the acquisition by a person or entity of at least 50% of all of our voting stock; or

•	the sale of all or substantially all of our assets; or

•

a merger or consolidation after which our stockholders immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with us in such merger) cease to own at least 50% of their voting shares in us; or

•

any other transaction (including a dissolution or liquidation) which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein our stockholders give up all of their equity interest in us (except for the acquisition, sale or transfer of all or substantially all of our outstanding shares).

Amendment and Termination of the 2007 Plan. Our Board may suspend or terminate the 2007 Plan, or any part thereof, at any time and for any reason, except that the Board may not amend the 2007 Plan in any manner which would require stockholder approval. No action by our Board, our compensation committee or our stockholders may impair the terms of any award previously granted under the 2007 Plan without the consent of the holder of such award. Unless terminated earlier, the 2007 Plan shall terminate on October 31, 2017.

Federal Income Tax Consequences Associated with the 2007 Plan. The following is a general summary under current law of the federal income tax consequences to participants in the 2007 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as foreign, state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options (“NSOs”). For federal income tax purposes, if an optionee is granted NSOs under the 2007 Plan, the optionee will not have taxable income on the grant of the option. Generally, on exercise of NSOs the optionee will recognize ordinary income, and we will be entitled to a deduction at that time, in an amount equal to the difference between the aggregate fair market value of the shares for which each such option is exercised and the aggregate exercise price for such shares.

Incentive Stock Options (“ISOs”). There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the optionee disposes of the shares within either of: (1) two years after the date of grant of the ISO or (2) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee recognizes ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not directly affect whether the optionee is subject to the federal alternative minimum tax.

Stock Appreciation Rights (“SARs”). In the case of SARs granted with an exercise price equal to the fair market value of our common stock on the date of grant, no taxable income is realized upon the receipt of the SAR, but upon exercise of the SAR, the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

Restricted Stock Awards. A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (in other words, the shares become vested) or (ii) makes a special election to pay tax in the year the shares are issued. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. We receive a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient sells or otherwise disposes of the stock.

Restricted Stock Units. In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit is otherwise settled. We generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Stock Bonus Awards. The participant will realize ordinary income when shares are transferred to him or her unless the shares are subject to restrictions (in which case the tax treatment is as described above under Restricted Stock Awards). The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. We will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) of the Code. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for covered persons exceeds $1 million in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period, and the compensation is based solely on an increase in the stock price after the grant date (in other words, the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

To meet the maximum number of shares requirement, the 2007 Plan limits awards to individual participants as follows: no person may receive more than 2,000,000 shares issuable as awards in any calendar year, other than new employees, who may receive up to a maximum of 4,000,000 shares issuable as awards granted in the calendar year in which they first commence employment. Other awards granted under the 2007 Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon pre-established objective performance goals based on one or more of the following criteria:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives; and

•	Company-specific operational metrics.

To the extent that an award under the 2007 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by our compensation committee.

Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock or other benefits granted, issued, and/or vested under an award on account of satisfaction of performance criteria may be reduced by our compensation committee on the basis of such further considerations as the compensation committee in its sole discretion determines.

Section 409A. Section 409A of the Code imposes certain requirements on non-qualified deferred compensation arrangements and additional taxes on non-qualified deferred compensation arrangements that do not meet such requirements. These requirements affect the timing of an individual’s election to defer compensation and the timing of when changes can be made to the timing and form of distribution of the deferred compensation. Also, Section 409A generally provides that distributions must be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date, or the individual’s death). For certain individuals (generally, but not exclusively, our officers) Section 409A requires that such individual’s distribution, when triggered by a separation from service, commence no earlier than six months after the date of such separation from service.

Certain types of awards under the 2007 Plan may be subject to the requirements of Section 409A. For example, restricted stock units are generally treated as deferred compensation subject to Section 409A. Stock options and stock appreciation rights that are granted with an exercise price of not less than fair market value on the date of grant, and with no other feature for the deferral of compensation, are not treated as deferred compensation subject to Section 409A.

If a 2007 Plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”) to be SuccessFactors’ independent registered public accounting firm for the year ending December 31, 2010, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Change In Independent Registered Public Accounting Firm

On March 2, 2010, we ended the engagement of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm.The audit reports of E&Y on our consolidated financial statements as of and for the years ended December 31, 2008 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Audit Committee. During the two years ended December 31, 2009 and the subsequent interim period through March 2, 2010, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference, in connection with their opinion, to the subject matter of the disagreement. During the two years ended December 31, 2009 and the subsequent interim period through March 2, 2010, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

On March 4, 2010, KPMG was engaged as our independent registered public accounting firm. During the two years ended December 31, 2009 and the subsequent interim period through March 2, 2010, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by E&Y for the fiscal years ended December 31, 2008 and December 31, 2009:

	2009	2008
Audit fees(1)	$1,296,200	$1,287,200
Audit-related fees(2)	76,800	86,200
Tax fees(3)	206,800	633,600
All other fees	—	—

Total fees	$1,579,800	$2,007,000

(1)	Audit Fees consist of fees billed or to be billed by E&Y for professional services rendered for (i) the audit of SuccessFactors’ annual financial statements set forth in SuccessFactors’ Annual Reports for 2009 and 2008 and (ii) the issuances of consents and review of documents filed with the Securities and Exchange Commission.
(2)	Audit-Related Fees consist of fees billed by E&Y for professional services rendered and not reported under “Audit Fees” above, which principally related to SAS 70 attestation services.
(3)	Tax Fees consist of fees billed or to be billed by E&Y for tax compliance, tax advice and tax planning services rendered. Tax-related services rendered by E&Y consisted primarily of state income tax services and tax advice related to sales tax and our international operations.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of E&Y for 2008 and 2009 described above were pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 8, 2010, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table or footnotes below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 72,377,907 shares of common stock outstanding at April 8, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to stock options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of April 8, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SuccessFactors, Inc., 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Directors and Named Executive Officers:
Lars Dalgaard(1)	2,526,100	3.49%
Bruce C. Felt, Jr.(2)	244,177	*
Paul L. Albright(3)	578,689	*
Victoria A. Bernholz(4)	1,207	*
James B. Larson(5)	590,924	*
Douglas J. Burgum(6)	310,000	*
Eric C.W. Dunn(7)	81,205	*
William E. McGlashan, Jr.(8)	30,000	*
Elizabeth A. Nelson(9)	110,000	*
David N. Strohm(10)	958,738	*
David G. Whorton(11)	139,279	*
All executive officers and directors as a group (11 persons)(12)	5,570,319	7.70

5% Stockholders:
TPG Ventures, L.P.(13)	7,073,260	9.77
FMR LLC(14)	10,728,750	14.82

*	Less than 1%.
(1)	Includes 1,623,750 subject to stock options that are exercisable within 60 days of April 8, 2010, of which, if the stock options are exercised, 233,334 shares would be subject to vesting and a right of repurchase in our favor upon Mr. Dalgaard’s cessation of service prior to vesting.
(2)	Includes 181,250 shares subject to a stock option that is exercisable within 60 days of April 8, 2010, of which, if the stock option is exercised, 77,083 shares would be subject to vesting and a right of repurchase in our favor upon Mr. Felt’s cessation of service prior to vesting.

(3)	Includes 559,376 shares subject to stock options that are exercisable within 60 days of April 8, 2010.
(4)	Includes 0 shares subject to stock options that are exercisable within 60 days of April 8, 2010.
(5)	Includes 543,750 shares subject to stock options that are exercisable within 60 days of April 8, 2010.
(6)	Includes 60,000 shares subject to stock options that are exercisable within 60 days of April 8, 2010.
(7)	Includes 30,000 shares subject to stock options that are exercisable within 60 days of April 8, 2010.
(8)	Includes 30,000 shares subject to stock options that are exercisable within 60 days of April 8, 2010. Excludes 7,073,260 shares held by TPG Ventures, L.P. Mr. McGlashan is a Managing Director of TPG Growth, LLC, the management company for TPG Ventures, L.P., and he does not have voting and investment control with respect to any of the shares held by TPG Ventures, L.P. and disclaims beneficial ownership of any securities held by TPG Ventures, L.P.
(9)	Includes 60,000 shares subject to stock options that are exercisable within 60 days of April 8, 2010.
(10)	Includes 15,000 shares subject to stock options that are exercisable within 60 days of April 8, 2010.
(11)	Includes 30,000 shares subject to stock options that are exercisable within 60 days of April 8, 2010.
(12)	Includes 3,133,126 shares subject to stock options that are exercisable within 60 days of April 8, 2010.
(13)	David Bonderman and James G. Coulter share voting and investment control over these shares and disclaim beneficial ownership except to the extent of their respective individual pecuniary interests in these shares. The address of TPG Ventures, L.P. is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(14)	Based solely on information provided by FMR LLC in its Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010. The address of FMR LLC is 82 Devonshire Street, Boston, MA, 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 10,148,448 shares or 14.19% of our outstanding common stock as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 6,551,825 shares or 9.16% of the common stock outstanding. Fidelity Growth Company Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 10,148,448 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 10,400 shares or 0.015% of the outstanding common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 10,400 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional accounts managed by PGATC as described above. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 569,902 shares or 0.797% of our common stock outstanding.

EXECUTIVE COMPENSATION

Compensation Discussion Analysis

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amounts and forms of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow. For 2009, our “named executive officers” are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers listed in our 2009 Summary Compensation Table.

Our goal is to attract, motivate and retain key leadership for our company. Our executive compensation program is designed to attract individuals with the skills necessary to grow our business, reward those individuals fairly over time, retain those individuals who continue to perform above the levels that we expect and strongly align the compensation of those individuals with the performance of our company on both a short-term and long-term basis. Our overall compensation philosophy is centered on driving superior performance from our executive officers. As a result, if our executive officers perform exceptionally well, their overall compensation will be at the high end of the total compensation paid by companies we view as comparable to us.

Our executive officers’ compensation has three primary components — base compensation or salary, annual cash bonuses and equity awards. We view these components of compensation as related in reviewing the total compensation packages of our executive officers. We determine the appropriate level for each compensation component based in part, but not exclusively, on information from analysis of peer group companies, third-party compensation surveys consistent with our recruiting and retention goals, our view of internal equity and consistency and overall company and individual performance. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, in line with our overall philosophy of rewarding excellent performance of our employees, the compensation committee’s philosophy is to make a substantial portion of an employee’s total compensation performance-based, so that the employee will be rewarded through bonuses and equity if we perform well in the near term and over time. We also believe that, for technology companies, stock-based compensation is the primary motivator in attracting employees, rather than cash compensation.

For 2009, our Compensation Committee continued to retain an independent compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”) to assist it in setting compensation for our executive officers and consulted with FWC at various times in 2009 for executive compensation matters. Except as described below, we did not conduct any formal benchmarking for base salary/total compensation for 2009, although in 2008, we initially considered base compensation targeted at the 75th percentile of salaries of executives with similar roles at comparable software companies, and incentive compensation targeted at up to the 90th percentile if they significantly exceed performance objectives. We and FWC selected a 22 member peer group of public software and services companies of comparable size, with an emphasis on recently-public software-as-a-service business models which consisted of the following companies:

Ariba	Gevity HR	Secure Computing

Chordiant	InfoUSA	TechTarget

comScore	Internet Capital Group	Ultimate Software

Constant Contact	JDA Software Group	Vignette

DemandTec	NetSuite	Vocus

Digital River	Openwave Systems	Websense

EPIQ Systems	RightNow

FalconStor Software	S1

We also reviewed the Radford Technology Survey, covering general technology companies with annual revenue of less than $200 million, as we believed these companies most closely matched our company in terms of size and industry type. Therefore, this survey likely included many companies with revenue that was higher than ours for 2009, as we had revenue of approximately $153 million in 2009. In addition, this survey did not provide any information regarding the profitability of the companies surveyed. Accordingly, we did not compare the net income or loss of any companies to ours. We also believe that this survey is a commonly-used resource for technology companies in our geographic area.

Our Compensation Committee’s current intent is to perform at least annually a strategic review of our executive officers’ overall compensation levels to determine whether they provide adequate incentives and motivation to our executive officers to achieve superior performance and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. The base salaries of our executive officers are typically reviewed on an annual basis. The Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members, but also our Chief Executive Officer. For compensation decisions, including decisions regarding the grant of equity compensation to executive officers other than our Chief Executive Officer, the Compensation Committee typically considers recommendations from our Chief Executive Officer.

Base Compensation. We fix base compensation for our executive officers at a level that we believe enables us to hire and retain them in a competitive environment and rewards satisfactory individual performance and contribution to our overall business goals.

In light of the economic slowdown that occurred beginning late in the third quarter of 2008, management recommended that all members of the executive team receive a reduction in base salary of 10%, which reduction was approved by the Compensation Committee and implemented effective January 1, 2009. Effective October 1, 2009, in light of our stronger performance for 2009, the Compensation Committee reinstated the base salaries for the named executive officers to the levels prior to the 10% across-the-board salary reduction in January 2009. Accordingly, base salaries for 2009 were as follows:

Name	Prior to October 1	On and after October 1
Lars Dalgaard	$405,000	$450,000
Bruce Felt	247,500	275,000
James Larson	315,000	350,000
Paul Albright	238,500	265,000

The base salary of $250,000 for Ms. Bernholz was negotiated with her as part of the negotiation of her initial employment terms hired. We consulted with FWC and determined that this salary level placed her in the 75th percentile of our peer group.

Cash Bonuses. We utilize cash bonuses to reward performance achievements in the current year, while also taking into account performance against our longer-term strategic goals. Annual bonus targets, other performance measures and other terms and conditions of bonuses are determined by our Compensation Committee in the case of our Chief Executive Officer, and are determined by our Chief Executive Officer, in consultation with our Compensation Committee, in the case of our other executive officers. We use our Goal Management and Performance Management modules as part of our compensation process, primarily to help track performance against goals and to align the goals of our executive officers with the overall goals of our company and to measure competencies. We believe these tools are useful for aiding in compensation decisions, particularly because we use them to evaluate how all of our employees perform against individual and company goals, as well as to track the skill competencies of our entire employee base. The Compensation Committee also determines the performance measures and other terms and conditions of cash bonuses for our Chief Executive Officer, and consults with our Chief Executive Officer with respect to bonuses and targets for other executive officers.

The bonuses for our executive officers are intended to provide a level of total compensation that is competitive, when performance is satisfactory. The bonuses are intended to be at the high end of total compensation paid by other companies when the executive officers significantly exceed their performance objectives. For 2009, the bonus targets for our executive officers continued to be the same percentage of the base salary as 2008, except with respect to Ms. Bernholz, who commenced employment with us in 2009.

Named Executive Officer	Percentage of Base Salary
Lars Dalgaard	100%
Bruce Felt	60%
James Larson	79%
Paul Albright	75%
Victoria Bernholz	50%

The 2009 bonus for each of our named executive officers was based on our company-wide bonus pool. In prior years, named executive officers with sales responsibility were compensated based on sales commission plans and our Chief Executive Officer had a separate bonus plan. The Compensation Committee believed that all named executive officers should be aligned in seeking to achieve the same overall corporate goals as the other executive officers and employees, and therefore for 2009, all named executive officers participated in the company-wide bonus pool. Each employee who is not subject to a specific sales commission plan receives a portion of this bonus pool, based on the employee’s level in our organization and his or her individual performance for that period.

For 2009, the company-wide bonus pool was funded 50% based on achievement of specified annual financial goals and 50% based on achievement of specified quarterly financial goals. The annual goal components were as follows: (1) 50% based on achievement of a total bookings target, (2) 25% based on cash flow from operations or CFFO, and (3) 25% based on achievement of a specified renewal rate. Each quarterly period accounted for 12.5% of the finding of the annual bonus pool, with 2/3 of each quarterly component weighted to a specified level of bookings achievement and 1/3 based on CFFO for the quarter. The amount funded for achievement of corporate goals was based on a sliding scale.

The following tables indicate the range of percentage multipliers based on achievement of the specified corporate goals for the periods noted:

	Threshold	Target	Maximum	Achievement	Weighting
Annual Total Bookings (millions)	$160	$180	$200	$184.9	50%
Multiplier	80%	100%	130%
Annual CFFO (millions)	$1.0	$5.0	$10.0	$15.4	25%
Multiplier	80%	100%	125%
Annual Renewals	94.5%	99.8%	105.0%	100.6%	25%
Multiplier	80%	100%	130%

Quarterly Total Bookings Goals

	Threshold	Target	Maximum	Achievement
Bonus payout multiplier	80%	100%	130%

Q1 Goals (millions)	$33.6	$35.4	$38.9	$33.6

Q2 Goals (millions)	$35.3	$37.2	$40.9	$38.8

Q3 Goals (millions)	$38.9	$41.0	$45.1	$49.5

Q4 Goals (millions)	$55.7	$58.7	$64.5	$62.8

Quarterly CFFO Goals

	Threshold	Target	Maximum	Achievement
Bonus payout multiplier	80%	100%	110%

Q1 Goals (millions)	$0.5	$3.0	$6.0	$2.7

Q2 Goals (millions)	$0.5	$1.0	$3.0	$1.0

Q3 Goals (millions)	$0.5	$1.3	$3.0	$3.5

Q4 Goals (millions)	$0.5	$9.0	$14.0	$8.2

The quarterly total bookings goals had a 67% weighting and the quarterly CFFO goals had a 33% weighting in computing the level of funding for achievement of the specific goals.

In September 2009, we paid the bonus corresponding to the achievement of the corporate objectives for the first two quarters. As a result, each named executive officer received approximately 97% of the target bonus allocated to the first two quarters’ financial performance. The remaining target bonus for each named executive officer for 2009 was calculated by multiplying the applicable portion (12.5%, in the case of each of the third and fourth quarters, and 50% in the case of the annual portion) by either (1) 123.4%, representing achievement of the corporate objectives for the third quarter, (2) 113.6%, representing achievement of the corporate objectives for the fourth quarter and (3) 111%, representing achievement of the annual corporate goals. This target funding amount for the second two quarters and the full year is referred to as the “Remaining Target Amount.”

The Compensation Committee determined that actual bonus payouts should not be based solely on the achievement of corporate objectives but rather should have an individual performance element as well. The Compensation Committee determined to use a target allocation of 75% based on the achievement of corporate goals and 25% based on individual performance. Accordingly, the actual bonus paid to each named executive officer was determined by paying (1) 75% of the Remaining Target Amount as a result of the level of achievement of corporate objectives during the last two quarters and for the full year 2009, and (2) 25% of the Remaining Target Amount was based on the named executive officer’s overall individual performance assessment determined by the Chief Executive Officer and approved by the Compensation Committee, in the case of the named executive officers other than Mr. Dalgaard, or determined by the Compensation Committee, in the case of Mr. Dalgaard.

The following table sets forth the total bonus earned by the named executive officers for 2009:

Named Executive Officer	Corporate Component	Performance Component	Total
Lars Dalgaard	$398,941	$139,000	$537,941
Bruce C. Felt, Jr.	146,632	32,500	179,132
James B. Larson	243,896	87,000	330,896
Paul L. Albright	177,379	33,000	210,379
Victoria A. Bernholz	36,176	14,309	50,484	*

*	represents a pro-rata portion of her bonus based on her time of service during 2009

Mr. Dalgaard and Mr. Larson were allocated a performance component significantly higher than the 25% of the remaining target amount due to the Compensation Committees’ and Board’s view that they demonstrated superior performance in 2009.

Messrs. Dalgaard, Felt, Larson and Albright elected to receive all, and Ms. Bernholz elected to receive half, of their bonus that had not been paid in 2009 in the form of fully-vested RSUs. The number of RSUs issued was based on the value of our common stock on March 26, 2010, the date of issuance.

We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Stock options and equity awards. We utilize stock options and restricted stock units (“RSUs”) to ensure that our executive officers have a continuing stake in our long-term success. Because our executive officers are awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these stock options will have value to our executive officers only if the value of our common stock increases after the date of grant. The stock options that we granted in 2009 to our named executive officers vest as to 25% of the shares on the one year anniversary on the date of grant, with the remainder vesting monthly thereafter over the next 36 months. The RSUs that we granted in 2009 to certain of our named executive officers vest as to 25% of the shares on each one year anniversary of the date of grant.

The authority to make stock option grants to executive officers rests with our Compensation Committee. In determining the size of stock option grants to executive officers, our Compensation Committee considers the company’s overall performance against its strategic plan. The Compensation Committee also considers individual performance of the executive officers, which is based largely on the determination of our Chief Executive Officer as to whether the individual is performing at a level necessary to improve our overall performance. However, specific stock option grant decisions to officers that are performing well are based in large part on the extent to which these officers are currently vested in their equity ownership.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and we have not coordinated our equity grants with the release of material non-public information. We may implement policies of this nature in the future, but we have no current plans to do so.

As part of our annual compensation review, in March 2009, the Compensation Committee reviewed the equity position of each of the named executive officers, including the level of vesting and amounts realizable and at various assumed stock prices. These grants were positioned between the median and 75th percentile of our peer group of companies, and were also driven by the relatively low retention value for the awards that existed at the time due to the lower price of our common stock.

Accordingly, the following named executive officers received the following equity awards in 2009:

	Option Shares	RSUs
Lars Dalgaard	300,000	200,000
Bruce Felt	100,000	30,000
James Larson	175,000	—
Paul Albright	135,000	40,000

As part of her initial negotiated employment offer, Ms. Bernholz received an option to purchase 150,000 shares of common stock and 50,000 RSUs. The size of this grant was determined based on our negotiation with her of her initial employment terms, which also took into account her equity position at her then current employer.

Other than the equity plans described in this proxy statement, we do not have any equity security ownership guidelines or requirements for our executive officers.

Severance and Change of Control Payments. As described below under “— Employment and Change of Control Arrangements,” our named executive officers are entitled to receive specified severance payments and/or accelerated vesting of stock options or unvested stock if their employment is terminated without cause by us or an acquiring company (or by the executive officer for good reason) following a change of control. We believed that the severance payments and stock option acceleration upon a termination of employment without cause for these named executive officers were necessary in order to provide them with assurance that if their at-will employment with us were to be terminated without cause, they would be compensated at a sufficient level in order to ensure they could transition to another company and to induce them to initially accept employment with us. We also believed based on our general experience that severance provisions such as these are relatively common for chief executive officers and chief financial officers of high-technology companies. All of these arrangements were part of the negotiated employment arrangements with these employees.

Because of the significant acquisition activity in the high technology industry, there is a possibility that we could be acquired in the future. We believe these severance and change of control arrangements mitigate some of the risk that exists for executive officers working in a smaller company that may become an acquisition target. These arrangements are intended to attract and retain qualified executive officers that could have other job alternatives that may appear less risky absent these arrangements. We also believe that the larger severance packages resulting from terminations related to change of control transactions would provide an incentive for these executive officers to successfully execute such a transaction from its early stages until closing, which we believe will ultimately benefit our stockholders.

For a description and quantification of these severance and change of control benefits, please see “— Employment and Change of Control Arrangements” below.

Other Benefits. Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision and our 401(k) Plan, in each case on the same basis as our other employees. We also provide vacation and other paid holidays to all employees, including our executive officers, which we believe are comparable to those provided in the Silicon Valley area.

We account for equity compensation paid to our employees on grant date under ASC 718, based on the fair market value of the award and recognize expense over the requisite service period. Our cash compensation is recorded as an expense at the time the obligation is accrued. If we become profitable, we will receive a tax deduction for the compensation expense. We structure cash bonus compensation so that it is taxable to our employees at the time it becomes available to them. We currently intend that all cash compensation paid to our employees will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified stock options should be deductible, to the extent a stock option constitutes an incentive stock option, gain recognized by the employees will only be deductible if there is a disqualifying disposition by the employee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Executive Compensation Tables

The following table presents compensation information for 2009, 2008 and 2007 paid to or accrued for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers whose total compensation for 2009 were more than $100,000. We refer to these individuals as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Lars Dalgaard President and Chief Executive Officer	2009	$416,250		$—	$1,022,200	$822,090	$537,941	$120,276	$2,918,757
	2008	450,000		—	—	—	180,000	—	630,000
	2007	356,103		—	—	3,067,012	520,000	—	3,943,115

Bruce C. Felt, Jr. Chief Financial Officer	2009	254,375		—	153,330	274,030	179,132	14,411	875,278
	2008	266,875		—	—	244,020	66,000	—	576,895
	2007	220,415		—	—	—	136,900	—	357,315

Paul L. Albright(5) General Manager, Small and Mid-Sized Business Unit and Chief Marketing Officer	2009	245,125		—	204,440	369,941	210,379	10,054	1,039,939
	2008	399,288	(8)	—	325,200	—	—	—	724,488
	2007	225,049	(8)	—	—	2,749,785	—	—	2,974,834

James B. Larson(6) Vice President, Global Enterprise Sales	2009	323,750		—	—	479,553	330,896	20,191	1,154,390
	2008	536,482	(9)	—	2,168,000	—	—	—	2,704,482
	2007	184,753	(9)	—	—	2,814,975	—	—	2,999,728

Victoria A. Bernholz(7) Chief People Officer	2009	78,686		—	672,500	1,152,645	50,484	1,279	1,955,594
	2008	—		—	—	—	—	—	—
	2007	—		—	—	—	—	—	—

(1)	Stock awards consist solely of restricted stock units. Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amount shown represents the grant date fair value of stock awards utilizing the assumptions discussed in Note 6 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2009, without giving effect to estimated forfeitures.

(2)	The amount shown represents the grant date fair value of stock option awards utilizing the assumptions discussed in Note 6 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2009, without giving effect to estimated forfeitures.
(3)	The amount shown reflects the named executive officer’s bonus paid for our performance and the named executive officer’s performance against his specified individualized objectives and bonus for performance in the applicable years.
(4)	Consists of payout of accrued vacation time.
(5)	Mr. Albright joined us in July 2007.
(6)	Mr. Larson joined us in September 2007.
(7)	Ms. Bernholz joined us in September 2009.
(8)	The amount shown includes $110,466 for sales commissions earned in 2007 and $142,413 in 2008.
(9)	The amount shown includes $91,484 for sales commissions earned in 2007 and $213,565 in 2008.

For a description of the material terms of the offer letters given to the named executive officers in the above table, please see the section entitled “— Employment and Change of Control Arrangements” below.

Grants of Plan-Based Awards

The table below summarizes grants made to each of our named executive officers for 2009:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Stock Awards: Number of Units(2)	Option Awards: Number of Securities Underlying Options Awards(3)	Exercise Price of Option Awards(4)	Grant Date Fair Value Of Stock And Option Awards(5)
		Threshold	Target	Maximum(1)
Lars Dalgaard	3/3/2009	$360,000	$450,000	$567,187	200,000	300,000	$5.11	$1,844,290
Bruce C. Felt, Jr.	3/3/2009	132,000	165,000	207,969	30,000	100,000	5.11	427,360
Paul L. Albright	3/3/2009	158,800	198,500	250,193	40,000	135,000	5.11	574,381
James B. Larson	3/3/2009	220,000	275,000	346,615	—	175,000	5.11	479,553
Victoria A. Bernholz	9/15/2009	100,000	125,000	157,552	50,000	150,000	13.45	1,825,145

(1)	There is no specified maximum amount for our bonus plan.
(2)	All restricted stock unit grants were granted under our 2007 Equity Incentive Plan.
(3)	Each stock option was granted under our 2007 Equity Incentive Plan.
(4)	Represents the fair market value of a share of our common stock on the stock option’s grant date.
(5)	The amounts in this column represent share-based payments based on the grant date fair value of the stock options and RSUs on the grant date utilizing the assumptions discussed Note 6 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2009, without giving effect to estimated forfeitures.

The unvested shares issued upon exercise of the stock options in the above table are subject to a right to repurchase by us upon termination of employment, which right lapses in accordance with the vesting schedule described above. Each stock option in the above table expires ten years from the date of grant. Certain of these stock options and RSUs are subject to accelerated vesting upon involuntary termination or constructive termination following a change of control as discussed below in “— Employment and Change of Control Arrangements.”

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding equity awards held by each of our named executive officers as of December 31, 2009:

Name	Option Awards(1)						Stock Awards(1)
	Number of Securities Underlying Unexercised Options				Option Exercise Price(2)	Option Expiration Date	Number of Units That Have Not Vested		Market Value of Units That Have Not Vested(14)
	Exercisable		Unexercisable
Lars Dalgaard	—		300,000	(3)	$5.11	3/2/2019	—		—
	—		—		—	—	200,000	(4)	$3,316,000
	690,000	(5)	—		1.30	5/16/2016	—		—
	800,000	(6)	—		8.50	7/18/2017	—		—
	40,000	(7)	—		8.75	9/13/2017	—		—

Bruce C. Felt, Jr.	—		100,000	(3)	5.11	3/2/2019	—		—
	—		—		—	—	30,000	(4)	497,400
	100,000	(8)	—		1.60	11/2/2016	—		—
	50,000	(9)	—		11.55	5/15/2018	—		—

Paul L. Albright	—		135,000	(3)	5.11	3/2/2019	—		—
	—		—		—	—	40,000	(4)	663,200
	207,813	(10)	317,187	(10)	8.50	7/17/2017	—		—
	121,875	(11)	103,125	(11)	9.00	10/30/2017	—		—
	—		—		—	—	22,500	(12)	373,500

James B. Larson	—		175,000		5.11	3/2/2019	—		—
	421,875	(13)	328,125	(13)	8.75	9/13/2017	—		—
	—		—		—	—	150,000	(12)	2,487,000

Victoria A. Bernholz	—		150,000	(15)	13.45	9/14/2019	—		—
	—		—		—	—	50,000	(16)	829,000

(1)	Each stock option and RSU was granted pursuant to our 2001 Stock Option Plan (only in the case of stock options) or our 2007 Equity Incentive Plan. The vesting and exercisability of each stock option vesting of each RSU is described in the footnotes below. Each of these stock options expires ten years from the date of grant. Certain of these stock options and RSUs are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control as discussed below in “— Employment and Change of Control Arrangements.”
(2)	Represents the fair market value of a share of our common stock on the stock option’s grant date, as determined by (1) our Board of Directors with respect to stock options granted prior to our initial public offering in November 2007, (2) the closing price of our common stock on the Nasdaq Global Market on the date of grant with respect to all other stock options.
(3)	These stock options vest as to 25% of the shares on March 3, 2010 and as to 1/48th of the shares each month over the three years thereafter.
(4)	These restricted stock units vest as to 25% of the units each anniversary over four years, starting March 3, 2010.
(5)

This stock option is immediately exercisable and our right of repurchase lapses as to 1/24th of the shares each month over two years, starting on May 17, 2006. As of December 31, 2009, all shares subject to this option were vested.

(6)

These stock options are immediately exercisable and our right of repurchase lapses as to 1/48th of the shares each month commencing on the date of grant. As of December 31, 2009, 483,333 shares subject to these options were vested.

(7)

These stock options are immediately exercisable and our right of repurchase lapses as to 1/48th of the shares each month commencing on the date of grant. As of December 31, 2009, 24,167 shares subject to these options were vested.

(8)	This stock option is immediately exercisable and our right of repurchase lapsed as to 25% of the shares on October 13, 2007 and as to 1/48 th of the shares each month over the three years thereafter.
(9)	This stock option is immediately exercisable and our right of repurchase will lapse as to 25% of the shares on May 16, 2009, and as to 1/48 th of the shares each month over the three years thereafter.
(10)	This stock option vested as to 25% of the shares on July 16, 2008, and vests as to 1/48th of the shares each month over the three years thereafter.
(11)	This stock option vested as to 25% of the shares on October 31, 2008, and vests as to 1/48th of the shares each month over the three years thereafter.
(12)	These RSUs vest as to 25% of the units each anniversary over four years, starting July 15, 2009.
(13)	This stock option vested as to 25% of the shares on September 10, 2008, and vest as to 1/48th of the shares each month over the three years thereafter.
(14)	The market value of the RSUs that have not vested is based on the closing market price of the Company’s stock on December 31, 2009 of $16.58.
(15)	These stock options vest as to 25% of the shares on September 15, 2010 and as to 1/48th of the shares each month over the three years thereafter.
(16)	These RSUs vest as to 25% of the units each anniversary over four years, starting September 10, 2010.

2009 Option Exercises and Stock Vested

The table below summarizes the options exercised by each of our named executive officers for the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Exercise
Lars Dalgaard	—	$—	—	$—
Bruce C. Felt, Jr	—	—	—	—
Paul L. Albright	—	—	7,500	73,500
James B. Larson	—	—	50,000	490,000

Employment and Change of Control Arrangements

Lars Dalgaard. In July 2007, we entered into an employment letter with Lars Dalgaard, our President and Chief Executive Officer. This employment letter specifies that Mr. Dalgaard’s employment with us is at will. Mr. Dalgaard was entitled to receive initial base compensation of $400,000 per year and he was eligible to receive a target bonus for 2007 of 100% of his base compensation, and up to 150% of his base compensation in the event of extraordinary performance. The bonus would be payable after the completion of audited financial results for 2007. Furthermore, we were permitted to defer payment of up to one-third of his bonus for a period of one year, consistent with any such deferral for the executive management team generally. Mr. Dalgaard also received an option to purchase 800,000 shares of common stock with an exercise price of $8.50 per share, which vests in equal monthly installments over a four-year period. In the event that Mr. Dalgaard’s employment is terminated by us without cause or that Mr. Dalgaard terminates his employment for good reason, each as defined in his employment letter, Mr. Dalgaard would be entitled to receive 12 months of his base salary, plus a pro-rated portion of his target bonus, with 50% of such amount payable immediately and the remainder payable over a 12-month period. If Mr. Dalgaard terminates his employment for good reason within six to 12 months following a change of control, or if his employment with us is terminated by us without cause within 12 months of a change of control, he would be entitled to full acceleration of the vesting of his unvested stock options or restricted stock.

Bruce C. Felt, Jr. In October 2006, Mr. Felt executed our written offer of employment as our Chief Financial Officer. The written offer of employment specifies that Mr. Felt’s employment with us is at will. The offer letter provided for base compensation and a target bonus based on a percentage of his base compensation. Pursuant to the offer letter, Mr. Felt received an option to purchase 500,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. In the event Mr. Felt’s employment with us is terminated without cause within the first year of his employment with us, he is entitled to receive a severance payment of six months of his base salary as well as six months of accelerated vesting of unvested shares. If his employment with us is terminated without cause after the first year of his employment with us, he is entitled to receive a severance payment of six months of his base salary, as well as three months of accelerated vesting of unvested shares. Upon a change of control, Mr. Felt is entitled to receive accelerated vesting of 50% of his then unvested shares, and if, within 12 months after the change of control, his employment is terminated by us without cause or by Mr. Felt for good reason, he will be entitled to full acceleration of his unvested shares.

Paul L. Albright. In July 2007, Mr. Albright, our General Manager, Small and Mid-Sized Business Unit and Chief Marketing Officer, executed our written offer of employment. The written offer of employment specifies that Mr. Albright’s employment with us is at will. Mr. Albright’s base compensation was initially set at $250,000, with a target bonus of $200,000. Pursuant to the offer letter, Mr. Larson received an option to purchase 525,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. If, after one year of employment with us, his employment is terminated without cause or by Mr. Albright for good reason, he will be entitled to one year of acceleration of his unvested stock options. If, after two years of employment with us, his employment is terminated without cause or by Mr. Albright for good reason, he will be entitled to two years of acceleration of his unvested stock options. In either case, Mr. Albright would also be entitled to a severance payment equal to six months of base salary as well as his target bonus, plus an additional one month for each year he is employed with us after the initial two years.

James B. Larson. In August 2007, Mr. Larson, our Vice President, Global Enterprise Sales, executed our written offer of employment. The written offer of employment specifies that Mr. Larson’s employment with us is at will. Mr. Larson’s base compensation was initially set at $300,000, with a target bonus of $250,000. Pursuant to the offer letter, Mr. Larson received an option to purchase 750,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. If, after one year of employment with us, his employment is terminated without cause or by Mr. Larson for good reason, he will be entitled to a payment equal to six months’ salary and three months of acceleration of his vesting of his unvested stock options.

Victoria A. Bernholz. In July 2009, Ms. Bernholz executed our written offer of employment as our Chief People Officer. The written offer of employment specifies that Ms. Bernholz’ employment with us is at will. Her current base compensation is $250,000 per year and she is eligible to receive a bonus of up to 50% of her base compensation. Pursuant to the offer letter, Ms. Bernholz received an option to purchase 150,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant and 50,000 RSUs. In the event Ms. Bernholz’ employment with us is terminated without cause within the first year of her employment with us, she is entitled to receive a severance payment of six months of her base salary as well as six months of accelerated vesting of unvested shares. If her employment with us is terminated without cause after the first year of her employment with us, she is entitled to receive a severance payment of six months of her base salary, as well as three months of accelerated vesting of unvested shares. Upon a change of control, Ms. Bernholz is entitled to receive accelerated vesting of 50% of her then unvested shares, and if, within 12 months after the change of control, her employment is terminated by us without cause or by Ms. Bernholz for good reason, she will be entitled to full acceleration of her unvested shares.

The following table summarizes the benefits payable to each named executive officer who is currently serving as an executive officer upon termination of our named executive officers’ employment before or after a change in control as of December 31, 2009.

The value of the severance, vesting acceleration, COBRA premiums and vacation payments shown in the table below was calculated based on the assumption that the resignation, termination or change in control, if applicable, occurred and the named executive officer’s employment terminated on December 31, 2009, and the fair market value per share of our common stock on that date was $16.58, which represents the closing price per share of our common stock on the NASDAQ Global Market on December 31, 2009. The value of the stock option vesting acceleration was calculated by multiplying the number of unvested shares subject to each stock option that accelerate upon a change in control by the difference between $16.58 and the exercise price per share of the stock option. The value of the stock vesting acceleration was calculated by multiplying the number of unvested shares by the fair market value per share of our common stock as of December 31, 2009.

Name	Benefit	Voluntary Resignation or Termination for Cause		Termination without Cause Prior to Change in Control	Termination without Cause after Change in Control	Constructive Termination after Change in Control
Lars Dalgaard	Severance		$—	$900,000	$900,000	$900,000
	Value of accelerated stock options(2)		—	3,441,000	3,441,000	3,441,000
	Value of accelerated restricted stock units(3)			3,316,000	3,316,000	3,316,000
	COBRA premiums		—	5,145	5,145	5,145

	Total value		$—	$7,662,145	$7,662,145	$7,662,145

Bruce C. Felt, Jr.(1)	Severance		$—	$137,500	$137,500	$137,500
	Value of accelerated stock options(2)		—	573,500	1,147,000	1,147,000
	Value of accelerated restricted stock units(3)			248,700	497,400	497,400
	COBRA premiums		—	—	—	—

	Total value		$—	$959,700	$1,657,900	$1,657,900

Paul L. Albright	Severance		$—	$232,500	$232,500	$232,500
	Value of accelerated stock options(2)		—	—	—	—
	Value of accelerated restricted stock units(3)		—	—	—	—
	COBRA premiums		—	—	—	—

	Total value	$		$232,500	$232,500	$232,500

James B. Larson(2)	Severance		$—	$175,000	$175,000	$175,000
	Value of accelerated stock options(2)		—	—	—	—
	Value of accelerated restricted stock units(3)		—	—	—	—
	COBRA premiums		—	—	—	—

	Total value	$		$175,000	$175,000	$175,000

Victoria A. Bernholz	Severance		$—	$125,000	$125,000	$125,000
	Value of accelerated stock options(2)		—	234,750	469,500	469,500
	Value of accelerated restricted stock units(3)		—	414,500	829,000	829,000
	COBRA premiums		—	—	—	—

	Total value	$		$774,250	$1,423,500	$1,423,500

(1)	Upon a change in control, Mr. Felt is entitled to receive accelerated vesting of 50% of his unvested shares, the value of which would be $475,817, as of December 31, 2009.
(2)	This amount represents the value of the accelerated vesting of outstanding stock options, calculated as the difference between the December 31, 2009 closing stock price of $16.58 and the exercise price for each option.
(3)	This amount represents the value of the accelerated vesting of restricted stock units, based on the December 31, 2009 closing stock price of $16.58.

Risks from Compensation Policies and Practices

We do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, including the weighting towards long-term incentive compensation discourages short-term risk taking; goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability, and as a technology company, the we believe that we do not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk). Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that SuccessFactors specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of SuccessFactors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David N. Strohm, Chair

William E. McGlashan, Jr.

David G. Whorton

DIRECTOR COMPENSATION

The following table provides information for 2009 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2009. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Common Stock(2)	Total
David N. Strohm	$—	$54,453	$111,020	$165,473
Douglas J. Burgum	32,375	54,453	—	86,828
Eric C.W. Dunn	45,788	54,453	6,398	106,639
William E. McGlashan, Jr.	52,475	54,453	—	106,928
Elizabeth A. Nelson	49,363	54,453	—	103,816
David G. Whorton	—	54,453	49,648	104,101

(1)	The amounts in this column represent share-based payments based on the fair value of the stock options on the grant date utilizing the assumptions discussed in Note 6 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2009, without giving effect to estimated forfeitures. We estimated the grant date fair value of stock option awards described in footnote 6 using the Black-Scholes option valuation model with the following assumptions — Expected life: 2.4 years, Risk free interest rate: 1.06%, Volatility; 80.4%, and Dividend yield: 0.00%.
(2)	Represents shares of common stock in lieu of all or a portion of the cash retainer as described below under “Cash Compensation”.

We compensate independent directors with a combination of cash and equity.

Cash Compensation

Consistent with a reduction in executive salaries undertaken in response to the financial crisis/recession in late 2008, the Board of Directors also reduced its own cash compensation levels for 2009 by the same percentage. The reduction was eliminated along with the elimination of the executive salary reduction effective October 1, 2009. Each non-employee director as of January 1 will receive an annual retainer of $35,000. The non-employee Chairperson of the Board of Directors will receive an additional annual retainer of $35,000. The chairs of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Mergers and Acquisitions Committee will also receive annual retainers of $20,000, $15,000, $10,000 and $15,000, respectively. Each non-chair member of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Mergers and Acquisition Committee will receive annual retainers of $10,000, $7,500, $5,000 and $7,500, respectively. Non-employee directors may elect to receive a fully-vested award of common stock in lieu of the current annual cash retainer. Non-employee directors making this election receive shares having a value of 120% of the cash retainer. For those non-employee directors that elect to receive common stock in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year.

The common stock is paid in advance on a quarterly basis, based on the price as of the last trading day of each fiscal quarter. Messrs. Strohm and Whorton elected to receive common stock in lieu of cash fees, receiving 11,542 and 5,162 shares respectively in 2009. Mr. Dunn elected to receive common stock in lieu of 10% of his cash fees, receiving 666 shares in 2009.

Equity Compensation

Each non-employee director who becomes a member of our Board of Directors will be granted an initial option to purchase 30,000 shares of our common stock upon appointment or election, and these stock options will also be immediately exercisable and will vest quarterly over a period of two years based on continuation of service by the non-employee director. An additional option to purchase 15,000 shares of our common stock will automatically be granted to each non-employee director after each annual meeting of stockholders, and these stock options will vest quarterly over a period of one year. Each of the stock options granted to a non-employee director will have a maximum term of the earlier of: (1) seven years from the date of grant, or (2) three years after the termination of the non-employee’s termination of service for any reason, and the vesting of the options will accelerate in full in connection with a change of control. All stock options granted to non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2009 to the present, there have been no (and there are no currently proposed) transactions in which SuccessFactors was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

Our policy and the charter of our Nominating and Corporate Governance Committee and the charter of our Audit Committee adopted by our Board of Directors require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified, by our nominating and corporate governance committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our Audit Committee. These committees have not yet adopted specific policies or procedures for review of, or standards for approval of, these transactions. We expect that any such transaction would be approved or ratified only if these committees concluded in good faith that it was in our interest to proceed with it.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that SuccessFactors specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm for 2009, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (“10-K”).

The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Auditing Standard, Vol. 1. AU section 380). Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from SuccessFactors.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 10-K for filing with the United States Securities and Exchange Commission.

THE AUDIT COMMITTEE

Eric C.W. Dunn, Chair

William E. McGlashan, Jr.

Elizabeth A. Nelson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Due to an administrative error, a Form 4 for a sale by Cardinal Ventures was filed 2 business days late. A transaction pursuant to Mr. Felt’s trading plan was omitted from a Form 4 filed in July 2009 and when the oversight was noted, a Form 4 was filed on August 31, 2009. A Form 4 for a RSU grant to Randall Womack was filed nine business days late on July 30 and a Form 4 for James Larson was filed two business days late. Additionally, due to administrative error, with respect to option grants and stock issuances to our non-employee directors, Forms 4 with respect to the annual stock option grants and issuances of our stock in lieu of board fees were filed late for issuances on April 15, May 22, July 15, October 15 and December 15 for each of our outside directors.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in SuccessFactors’ Proxy Statement and form of proxy relating to SuccessFactors’ annual meeting of stockholders to be held in 2011 must be received by SuccessFactors at the principal executive offices of SuccessFactors no later than December 27, 2010. Stockholders wishing to bring a proposal before the annual meeting to be held in 2011 (but not include it in SuccessFactors’ proxy materials) must provide written notice of such proposal to the Secretary of SuccessFactors at the principal executive offices of SuccessFactors between February 5, 2011 and March 7, 2011 and comply with the other provisions of SuccessFactors’ bylaws.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

SuccessFactors invites its Board members to attend its annual stockholder meetings but does not require attendance.

STOCKHOLDER COMMUNICATIONS

Any securityholder of SuccessFactors wishing to communicate with the Board may write to the Board at Board of Directors, c/o SuccessFactors, 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404. An employee of SuccessFactors, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

SuccessFactors has adopted a code of conduct and ethics that applies to SuccessFactors’ executive officers and employees, including its Chief Executive Officer and Chief Financial Officer. The code of conduct and ethics is available on SuccessFactors’ website at www.successfactors.com/investor/corporate-governance.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

SuccessFactors

Business Execution Software

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all Proposals.

1. ELECTION OF CLASS III DIRECTORS:

01 - Douglas J. Burgum 02 - Lars Dalgaard 03 - Elizabeth A. Nelson

Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2. REAPPROVAL OF SECTION 162(M) LIMITS OF 2007 EQUITY INCENTIVE PLAN.

For Against Abstain

3. RATIFICATION OF APPOINTMENT OF KPMG LLP AS SUCCESSFACTORS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

For Against Abstain

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

SuccessFactors

Business Execution Software

Proxy — SUCCESSFACTORS, INC.

Annual Meeting of Stockholders – May 21, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bruce Felt and Lars Dalgaard, and each of them, as proxies of the undersigned, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote all the shares of stock of SuccessFactors, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of SuccessFactors, Inc. to be held at its offices located at 1500 Fashion Island Blvd., San Mateo, California, on May 21, 2010, at 8:00 a.m., Pacific Time, and at any adjournment or postponement thereof.

When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors nominees and for Proposals No. 2 and 3 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting.

(Continued and to be signed on reverse side)